Exhibit 5.2

[LETTERHEAD OF KOLESAR & LEATHAM, CHTD.]

March 5, 2012

Aviation I, LLC; Cumulus Broadcasting LLC; Broadcast Software

            International Inc.; Citadel Broadcasting Company; KLIF

            Broadcasting, Inc.; and Radio Metroplex, Inc

3280 Peachtree Road, N.W., Suite 2300

Atlanta, Georgia 30305

Re:	Registration Statement on Form S-4 Filed by Cumulus Media Holdings Inc. and

the Nevada Guarantors Named Below Relating to the Exchange Offer

Ladies and Gentlemen:

We have acted as special Nevada counsel for Aviation I, LLC, and Cumulus Broadcasting LLC, each a Nevada limited liability company; and Broadcast Software International Inc., Citadel Broadcasting Company, KLIF Broadcasting, Inc., and Radio Metroplex, Inc., each a Nevada corporation (each a “Nevada Guarantor” and collectively, the “Nevada Guarantors”), and each a wholly-owned subsidiary of Cumulus Media Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $610,000,000 aggregate principal amount of 7.75% Senior Notes due 2019 of the Company (the “Exchange Notes”), for an equal principal amount of 7.75% Senior Notes due 2019 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes were issued, and the Exchange Notes will be issued, under the Indenture, dated as of May 13, 2011 (as amended, supplemented or otherwise modified, the “Indenture”), by and among Cumulus Media Inc., the Company, the other guarantors signatory thereto (together with the Nevada Guarantors, the “Guarantors” and, each individually, a “Guarantor”) and U.S. Bank National Association, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Guarantee”) on a joint and several basis by each Guarantor.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

Aviation I, LLC et. al. Page 2	KOLESAR & LEATHAM, CHTD. ATTORNEYS AT LAW
March 5, 2012

In connection with the opinions expressed herein, we have: (1) investigated such questions of law, and (2) examined such documents and records of the Nevada Guarantors, the Officer’s Certificate, as defined below, the Articles of Incorporation and Bylaws of each Nevada Guarantor, as applicable, and the Articles of Organization and Operating Agreement of each Nevada Guarantor, as applicable (collectively, the “Organizational Documents”) and other documents, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

1.	The Indenture;

2.	The guarantee of each Nevada Guarantor, which terms are set forth in the Indenture (the “Guarantees”);

3.	The Officer’s Certificate of each Nevada Guarantor delivered to us in connection with this opinion letter (the “Officer’s Certificate”); and

4.	Copies of certificates issued by the Secretary of State of the State of Nevada, as to the existence and good standing of the Nevada Guarantors as of the date specified in the relevant certificate (collectively, the “Good Standing Certificates”).

The documents referred to in the immediately preceding paragraphs numbered 1 and 2 above are referred to herein together as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and the Officer’s Certificate. We have not independently verified the accuracy and completeness of the information contained in the Officer’s Certificate. In connection with the opinion in paragraph 1 below, we have relied solely upon the Good Standing Certificates as to the factual matters and legal conclusions set forth therein.

We have assumed that the parties to the Documents (other than the Nevada Guarantors) have the power to enter into such Documents and to consummate the transactions contemplated thereby and that such Documents have been duly authorized, executed and delivered by the parties to the Documents (other than the Nevada Guarantors). We have assumed that the Documents are binding upon and enforceable against the Nevada Guarantors and all other parties to the Documents and that there has not been any mistake of fact or misunderstanding, fraud, duress or undue influence.

Aviation I, LLC et. al. Page 3	KOLESAR & LEATHAM, CHTD. ATTORNEYS AT LAW
March 5, 2012

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1) Each Nevada Guarantor is a corporation or limited liability company, as applicable, and its corporate status or limited liability company status, as applicable, is active under the laws of the State of Nevada.

(2) As of the date of the Indenture, each Nevada Guarantor had the corporate power or limited liability company power, as applicable, to enter into the Indenture and, as of the date hereof, each Nevada Guarantor has the corporate power or limited liability company power, as applicable, to perform its respective obligations thereunder.

(3) Each Nevada Guarantor has authorized the execution, delivery and performance of the Indenture and each Guarantee to which it is a party by all necessary corporate action or limited liability company action, as applicable.

(4) The execution and delivery of the Indenture by each Nevada Guarantor and the performance by each Nevada Guarantor of its obligations under the Indenture, including each Guarantee, to which it is a party do not: (a) violate such Nevada Guarantor’s Organizational Documents, or (b) violated any Nevada statute or any Nevada rule or regulation that has been issued pursuant to any Nevada statute or any Nevada order issued pursuant to any Nevada statute by any Nevada court or Nevada governmental agency or Nevada body having jurisdiction over the Nevada Guarantors or any of their properties.

The opinions set forth above are subject to the following qualifications:

(a) The foregoing opinions are premised upon there not being any facts or circumstances relevant to the opinions set forth herein not disclosed in the representations made in or pursuant to the Documents and the Officer’s Certificate upon which we have relied, as noted above.

(b) We do not assume any responsibility for the accuracy, completeness or fairness of any of the statements contained in the Documents.

(c) We are qualified to practice law only in the State of Nevada, and our opinions expressed herein are limited to the law of the State of Nevada. We specifically express no opinion on the law of any other state within the United States or the law of any foreign country. We, further, specifically express no opinion concerning the effect or applicability of the tax laws of the State of Nevada or the United States of America, the Securities Act of 1933, the

Aviation I, LLC et. al. Page 4	KOLESAR & LEATHAM, CHTD. ATTORNEYS AT LAW
March 5, 2012

Securities Exchange Act of 1934, other Federal securities laws and the securities laws of any state, including but not limited to the State of Nevada. We specifically express no opinion concerning the effect of applicability of the Bankruptcy Code as to the Nevada Guarantors. We specifically express no opinion concerning the effect or applicability of any licenses or permits required by any governmental authority. This opinion is limited to the matters expressly set forth herein, no opinion is implied or may be inferred beyond the matters expressly set forth herein.

(d) Except to the extent expressly stated herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Nevada Guarantors in connection with this opinion or in other matters.

This opinion may be relied on only in connection with the Documents and the Exchange Offer. We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to any reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kolesar & Leatham, Chtd

Kolesar & Leatham, Chtd.